(EXHIBIT 11)
CONCORDE CAREER COLLEGES, INC.
COMPUTATION OF PER SHARE EARNINGS

	Basic EPS Nine Months Ended September 30,		Diluted EPS Nine Months Ended September 30,
	2005	2004	2005	2004
Weighted average shares outstanding............................................	5,997,000	5,986,000	5,997,000	5,986,000
Options..................................................................................................			222,000	357,000
Adjusted weighted average shares..................................................	5,997,000	5,986,000	6,219,000	6,343,000

Net income available to common shareholders...............................	$ 2,699,000	$ 3,651,000	$ 2,699,000	$ 3,651,000
Net income per share...........................................................................	$ .45	$ .61	$ .43	$ .58

	Basic EPS Three Months Ended September 30,		Diluted EPS Three Months Ended September 30,
	2005	2004	2005	2004
Weighted average shares outstanding............................................	6,023,000	5,984,000	6,023,000	5,984,000
Options.................................................................................................			211,000	287,000
Adjusted weighted average shares..................................................	6,023,000	5,984,000	6,234,000	6,271,000

Net income available to common shareholders...............................	$ 1,417,000	$ 1,150,000	$ 1,417,000	$ 1,150,000
Net income per share...........................................................................	$ .24	$ .19	$ .23	$ .18

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